Exhibit 10.1

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, PA USA 18015

March 21, 2022

Via Email

Nancy J. Gagliano, M.D.

Dear Nancy:

On behalf of OraSure Technologies, Inc. (the “Company”), this letter sets forth the terms of your employment as the Interim Chief Executive Officer of the Company (the “Interim CEO”).

1.	Period of Service: Your employment as Interim CEO will commence on April 1, 2022 (the and will continue until terminated by either party in accordance with Section 10 below.

2.

Duties. As Interim CEO, you will serve as the Company’s most senior officer, will report directly to the Company’s Board of Directors (the “Board”) and will have all the authority and duties customarily incident to that position. Your duties as Interim CEO will be in addition to, and do not limit, your duties as a member of the Board.

3.	Base Salary. During your employment as Interim CEO, your base salary rate will be $55,833.33 per month, payable in accordance with the Company’s customary payroll practices.

4.

Sign-On Equity Award. Effective upon commencement of your employment as Interim CEO, the Company will issue you a number of fully vested shares of its common stock equal to $100,000 divided by the average of the high and low trading prices of the Company’s common stock on that date.

5.

RSU Award. Effective upon commencement of your employment as Interim CEO, the Company will grant you a restricted stock unit award (the “RSUs”) with respect to a number of shares of the Company’s common stock equal to $670,000 divided by the average of the high and low trading prices of the Company’s common stock on that date. The RSUs will vest in twelve equal monthly installments (with the first installment vesting on April 30, 2022 and subsequent installments vesting on the last day of the following eleven calendar months), subject in each case to your continued employment as Interim CEO on the applicable vesting date. Shares will be issued in respect of any RSUs vesting during the 2022 calendar year within 60 days following the cessation of your employment as Interim CEO (or if sooner, by March 15, 2023). Shares will be issued in respect of any RSUs vesting in January, February or March of 2023 not later than May 31, 2023. If your employment as Interim CEO ceases for any reason prior to the vesting of all the RSUs, then unless otherwise determined by the Board, any RSUs which then remain unvested will be forfeited automatically (even if you remain in service to the Company as a member of the Board or in another capacity). The RSUs will be memorialized in a separate award agreement in form and substance acceptable to the Company, which award agreement may contain additional terms not inconsistent with this paragraph.

6.

Reimbursement of Expenses. You will be entitled to reimbursement of reasonable expenses incurred by you as Interim CEO, subject to the terms of the Company’s expense reimbursement policies then in effect.

7.

Employee Benefits. During your employment as Interim CEO, you may participate in any Company employee benefit plans for which you qualify, subject to the terms and conditions of such plans (including any applicable minimum service requirements or waiting periods).

8.

Other Company Policies. During your employment as Interim CEO, you will be subject to all policies of the Company in effect from time to time with respect to employees or officers of the Company, including (without limitation) policies regarding ethics, personal conduct, securities trading, clawback and hedging and pledging of securities.

9.

Other Compensation; Effect on Director Compensation. Unless otherwise determined by the Board, you will not participate in the Company’s annual incentive plan or long-term incentive policy. During your employment as Interim CEO, your non-employee director cash fees will cease and new equity awards will not be issued to you in your capacity as a non-employee director. However, your employment as Interim CEO will count for purposes of the service-based vesting conditions of equity awards previously granted to you by the Company in your capacity as a non-employee director.

10.

Termination of Employment. Either party may terminate your employment for any reason on 30 days’ advance written notice; provided that the Company may elect to accelerate the end of such 30 day notice period and, in that case, will make a lump sum payment to you equal to the base salary you would have otherwise earned during the remainder of such 30 day notice period. Except for amounts payable in accordance with the proviso of the preceding severance, no severance will be payable to you upon cessation of your employment as Interim CEO for any reason. Rather, the Company’s only obligations to you in respect of your employment as Interim CEO will then be (a) payment of any base salary earned, but not yet paid, as of the date of such termination, (b) issuance of shares in respect of any RSUs vested, but not yet settled, as of the date of such termination (as further discussed above in Section 5), (c) payment for any reimbursable expenses incurred, but not yet reimbursed, through the date of such termination (as further discussed above in Section 6), and (d) indemnification for your acts and omissions as an officer of the Company, to the extent provided by the By-Laws or Certificate of Incorporation of the Company.

11.

Confidentiality: In connection with your employment by the Company, you will have access to confidential and proprietary information of the Company and of third parties that have provided information to the Company in confidence (“Confidential Information”). Both during and after your service to the Company, you will not disclose Confidential Information to any third party, permit any third party to have access to the Confidential Information, or use the Confidential Information for any purpose other than in connection with your performance of services for the Company. That said, nothing limits your ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. You understand that, pursuant to the federal Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.

Assignment of Inventions: You agree that all Confidential Information, and all deliverables, discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefore or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by you, either alone or with others, in the course of your service to the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company, as applicable, and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. You agree that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States. You hereby assign and, to the extent any such assignment cannot be made at the present time, agree to assign, to the Company (or one its designees) any and all Company Inventions, and all copyrights, patents and other proprietary rights that you may have in any such Company Invention. The preceding sentence specifically includes without limitation the right to file and/or own wholly (without restrictions) applications for United States and foreign patents, trademark registration and copyright registration, and any patent, or trademark or copyright registration issuing thereon.

13.	Withholding. Your compensation as Interim CEO will be subject to tax withholding to the extent required by applicable law.

14.	Amendments. This letter may be amended or modified only by a written instrument signed by you and a duly authorized officer of the Company.

15.	Governing Law: This letter will be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

16.

Assignment by Company. The Company may assign its rights under this letter to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise.

17.

Cooperation. You agree that during and after your employment with the Company, and subject to reimbursement of reasonable expenses, you will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations or government proceedings) in which you were in any way involved during your service to the Company. You agree to render such cooperation in a timely manner on reasonable notice from the Company, as long as the Company, following the cessation of your employment, exercises commercially reasonable efforts to schedule and limit its need for your cooperation under this paragraph so as not to interfere with your personal and other professional commitments.

18.

Entire Agreement: You acknowledge that this letter represents the entire agreement between you and the Company with respect to your employment as Interim CEO and supersedes all prior agreements, promises or understandings on that topic.

Please confirm your agreement with the terms of this letter by counter-signing it and returning a copy to me.

Sincerely,

ORASURE TECHNOLOGIES, INC.

/s/ Agnieszka M. Gallagher
Name: Agnieszka M. Gallagher
Title: Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Accepted and Agreed:

/s/ Nancy J. Gagliano, M.D.
Nancy J. Gagliano, M.D.